Binimetinib And Encorafenib Combination Shows Promising Clinical Activity And Potential Differentiated Safety In BRAF-Mutant Melanoma

- Differentiated safety profile emerging relative to other MEK/BRAF combination therapies -

BOULDER, Colo., June 1, 2015 /PRNewswire/ -- Array BioPharma's (Nasdaq: ARRY) wholly-owned MEK inhibitor, binimetinib, and BRAF inhibitor, encorafenib, were showcased at the 2015 annual meeting of the American Society of Clinical Oncology (ASCO). At the meeting, preliminary data for the combination of binimetinib and encorafenib from a Phase 1b/2 dose escalation and expansion study in patients with BRAF-mutant melanoma who are BRAF inhibitor treatment naive were shared during an oral presentation. Results from the study indicate that binimetinib and encorafenib may be safely combined and show encouraging clinical activity consistent with MEK/BRAF inhibitor expectations in patients with BRAF-mutant melanoma who are BRAF inhibitor treatment naive. In addition, a differentiated safety profile relative to other MEK/BRAF inhibitor combinations is emerging in the dose range currently being used in the Phase 3 COLUMBUS trial. Array expects updated BRAF melanoma data from the ongoing Phase 2 combination trial (LOGIC-2) of binimetinib and encorafenib followed by the addition of a third targeted agent identified based on genetic testing at the time of progression will be submitted to a scientific conference later this year. LOGIC-2 utilizes the same dose of binimetinib and encorafenib currently being studied in the COLUMBUS trial.

In the study, patients were treated with binimetinib 45 mg twice daily (BID) and increasing doses of encorafenib once daily (QD) (over the range of 50 to 800 mg and including doses of 400 and 450 mg, which are comparable to the 450 mg dose being used in the Phase 3 COLUMBUS trial), followed by an expansion phase at the maximum tolerated dose of 600 mg QD. The objective response rate (confirmed complete response or partial response) reported in the trial was 75 percent (41 of 55) for BRAF-naive patients, including 78 percent (7 of 9) of patients treated with the encorafenib 400/450 mg dose. The estimated median overall progression-free survival for BRAF-naive patients was 11.3 months. These results are consistent with MEK/RAF inhibitor expectations in BRAF-mutant melanoma patients.

Preliminary data from the study also indicate that in combination with binimetinib, encorafenib was tolerated at doses up to 600 mg, twice its single-agent maximum tolerated dose. At the 400/450 mg dose of encorafenib, with few grade 3 / 4 events and an 11 percent incidence of pyrexia and photosensitivity, a differentiated safety profile relative to other MEK/BRAF inhibitor combinations is emerging.

"The combination of BRAF and MEK inhibitors is now established as the optimal molecularly targeted therapy for BRAF mutant melanoma patients," said Ryan Sullivan, M.D., investigator, Massachusetts General Hospital Cancer Center, Boston. "In this study, the combination of encorafenib and binimetinib demonstrated excellent clinical activity, consistent with other BRAF/MEK inhibitor combinations, and an encouraging toxicity profile."

About Melanoma

Melanoma is the fifth most common cancer among men and the seventh most common cancer among women in the United States, with almost 74,000 new cases and nearly 10,000 deaths from the disease projected in 2015. BRAF mutations occur in approximately 50 percent of patients with melanoma. When melanoma is diagnosed early, it is generally a curable disease. However, when it spreads to other parts of the body, it is the deadliest and most aggressive form of skin cancer. A person with metastatic melanoma typically has a short life expectancy with only approximately 15 percent of patients surviving for five years following diagnosis of metastatic disease.

About BRAF, MEK, Binimetinib and Encorafenib

Raf and MEK are key protein kinases in the RAS/RAF/MEK/ERK pathway, which regulates several key cellular activities including proliferation, differentiation, migration, survival and angiogenesis. Inappropriate activation of this pathway has been shown to occur in many cancers, such as melanoma, colorectal and thyroid cancers. Binimetinib is a small molecule MEK inhibitor and encorafenib is a small molecule BRAF inhibitor, both of which target key enzymes in this pathway. Three Phase 3 trials in advanced cancer patients continue to advance: NRAS-mutant melanoma (NEMO, with binimetinib), low-grade serous ovarian cancer (MILO, with binimetinib) and BRAF-mutant melanoma (COLUMBUS, with binimetinib and encorafenib). The NEMO and COLUMBUS Part 1 studies completed enrollment in April 2015. NRAS-mutant melanoma represents the first potential indication for binimetinib, with a projected regulatory filing estimated in the first half of 2016. Array also projects a regulatory filing of binimetinib in combination with encorafenib in BRAF melanoma in 2016.

About Array BioPharma

Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Six Phase 3 studies are currently advancing. These programs include three cancer drugs, binimetinib (MEK162 / wholly-owned), encorafenib (LGX818 / wholly-owned) and selumetinib (AstraZeneca). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of the announcement of the results of clinical trials for our proprietary programs, the timing of the completion or initiation of further development of or regulatory filings for our wholly-owned programs, expectations that events will occur that will result in greater value for Array, the potential for the results of ongoing preclinical and clinical trials to support regulatory approval or the marketing success of a drug candidate, our future plans to progress and develop our proprietary programs, and our plans to build a late-stage development company. These statements involve significant risks and uncertainties, including those discussed in our most recent annual report filed on Form 10-K, in our quarterly reports filed on Form 10-Q, and in other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect our current expectations concerning future events, our actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, our ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; risks associated with our dependence on third-party service providers to successfully conduct clinical trials within and outside the United States; our ability to achieve and maintain profitability and maintain sufficient cash resources; and our ability to attract and retain experienced scientists and management. We are providing this information as of June 1, 2015. We undertake no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT: Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com

Logo - http://photos.prnewswire.com/prnh/20121029/LA02195LOGO